Exhibit 99.1

For release Western Circuit and Analyst Wire.

May 26, 2006

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES IMPROVED RESULTS FOR SECOND QUARTER

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the second quarter (12 weeks) ended April 14, 2006 of $28,305,000, an increase of 2.1% compared to sales in the second twelve weeks of the prior fiscal year. The Company reported net income of $72,000 in the second quarter of 2006 compared to a net loss of $650,000 in the same quarter of 2005.

Sales for the first half (24 weeks) of the 2006 fiscal year were $62,880,000, a 2.6% increase compared to the same period in 2005. The Company incurred a net loss of $65,000 in the first half of 2006 compared to a net loss of $846,000 in the first half of last year. The gross margin increased slightly on a comparative basis due primarily to higher selling prices and lower meat commodity costs.

Bridgford Foods Corporation is a producer of frozen dough, microwaveable and shelf-stable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended	12 Weeks Ended
	Apr 14, 2006	Apr 15, 2005

Sales	$28,305,000	$27,714,000
Cost of sales	$17,510,000	$17,860,000
Selling, general & administrative expenses	$9,841,000	$9,874,000
Depreciation	$892,000	$1,029,000
Gain on sale of equity securities	$(106,000)
Income (loss) before taxes	$168,000	$(1,049,000)
Income tax provision (benefit)	$96,000	$(399,000)
Net income (loss)	$72,000	$(650,000)
Basic income (loss) per share	$0.01	$(0.07)
Average shares outstanding	9,966,000	9,998,000

	24 Weeks Ended	24 Weeks Ended
	Apr 14, 2006	Apr 15, 2005

Sales	$62,880,000	$61,305,000
Cost of sales	$41,063,000	$40,431,000
Selling, general & administrative expenses	$20,211,000	$20,182,000
Depreciation	$1,784,000	$2,057,000
Gain on sale of equity securities	$(106,000)
Loss before taxes	$(72,000)	$(1,365,000)
Income tax benefit	$(7,000)	$(519,000)
Net loss	$(65,000)	$(846,000)
Basic loss per share	$0.00	$(0.08)
Average shares outstanding	9,970,000	9,999,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533